SMF ENERGY CORPORATION
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on December 7, 2007

To the Stockholders of
SMF Energy Corporation

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of SMF Energy Corporation (the “Company”) will be held at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida, on December 7, 2007 beginning at 9:00 a.m. local time. At the meeting, stockholders will act on the following matters:

•	Election of seven directors to the Company’s Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected;

•	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year; and

•	Any other matters that may properly come before the meeting.

Only stockholders of record at the close of business on October 19, 2007 are entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

Your vote is important. Whether you plan to attend the meeting or not, you may vote your shares by marking, signing, dating and mailing the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so even if you have already voted your shares. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the meeting.

By Order of the Board of Directors

LOUISE P. LUNGARO
Secretary

October 26, 2007
Fort Lauderdale, Florida

SMF ENERGY CORPORATION
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

PROXY STATEMENT

This proxy statement contains information related to the Annual Meeting of Stockholders to be held on December 7, 2007 at 9:00 a.m. local time, at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida, or at such other time and place to which the Annual Meeting may be adjourned or postponed. The enclosed proxy is solicited by the Board of Directors of SMF Energy Corporation. The proxy materials relating to the Annual Meeting are being mailed to stockholders entitled to vote at the meeting on or about November 5, 2007.

ABOUT THE MEETING

Why are we calling this Annual Meeting?

We are calling the Annual Meeting to seek the approval of our stockholders to:

•	Elect seven directors to the Company’s Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected;

•	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year; and

•	Any other matters that may properly come before the meeting.

What are the Board of Directors’ recommendations?

Our Board of Directors believes that the election of the nominated directors and ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm are advisable and in the best interests of the Company and its stockholders and recommends that you vote FOR the nominees and the ratification of Grant Thornton LLP.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, October 19, 2007, are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Holders of our Common Stock are entitled to one vote per share on each matter to be voted upon.

As of the record date, we had 14,556,295 outstanding shares of Common Stock.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your proxy card delivered to you by your broker or a legal proxy given to you by your broker and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of not less than one-third of the shares of our Common Stock outstanding on the record date will constitute a quorum for our Annual Meeting. Signed proxies received but not voted and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

How do I vote?

You can vote on matters that come before the Annual Meeting by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope.

Your shares will be voted as you indicate on your proxy card. If you vote the enclosed proxy but you do not indicate your voting preferences, the individuals named on the proxy card will vote your shares FOR the matters submitted for a vote at the meeting. With respect to any other matter that properly comes before the meeting, they will vote your shares in their own discretion.

If you attend the Annual Meeting and prefer to vote in person, you may do so even if you have already voted your shares by proxy.

What if I vote by proxy and then change my mind?

You may revoke your proxy at any time before it is exercised by:

•	filing with the Secretary of the Company a notice of revocation;

•	sending in another duly executed proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

Your latest vote will be the vote that is counted.

What vote is required to approve the items of business?

For purposes of electing directors, the nominees receiving the greatest number of votes of Common Stock represented and entitled to vote at the Annual Meeting shall be elected as directors. Ratification of Grant Thornton LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our outstanding Common Stock that are represented in person or by proxy at the Meeting. Approval of any other matter that may properly come before the Annual Meeting requires the affirmative vote of the majority of our outstanding Common Stock represented in person or by proxy at the Meeting (unless such other matter requires a greater vote under our Articles of Incorporation or Delaware law).

Will our independent auditors be present at the Annual Meeting?

A representative of Grant Thornton LLP, our independent auditors, is expected to be in attendance at the Annual Meeting and to be available to respond to questions.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors, by mail, and we will pay all expenses associated therewith. Some of the officers and other employees of the Company may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the capital stock and to obtain proxies. If for any reason we have not obtained enough proxies to have a quorum at the meeting or enough votes to approve a particular matter submitted for approval, we may engage the services of proxy solicitation firm to encourage persons to cast their votes, though we have no plans to do so at this time.

PROPOSAL TO ELECT SEVEN INDIVIDUALS TO THE BOARD OF DIRECTORS

(Proposal No. 1)

Nominees

The Board of Directors has fixed at seven the number of directors that will constitute the Board of Directors for the ensuing year. Each director elected at the Annual Meeting will serve for a term expiring at the 2008 Annual Meeting of Stockholders, or until his successor has been duly elected and qualified. Wendell R. Beard, Richard E. Gathright, Steven R. Goldberg, Nat Moore, Larry S. Mulkey, C. Rodney O’Connor and Robert S. Picow, each of whom is an incumbent director, have been nominated to be elected at the Annual Meeting by the holders of Common Stock and proxies will be voted for such persons absent contrary instructions.

Our Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable or unwilling to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

Each of the nominees for election as a director is a current member of our Board of Directors. Mr. O’Connor has served as a director since 1999, Messrs. Beard, Gathright and Picow have served as directors since 2001, Mr. Moore has served as a director since 2006, Mr. Mulkey has served as a director since 2002, and Mr. Goldberg has served as a director since 2005.

The nominees receiving the greatest number of votes of Common Stock that are represented and entitled to vote at the Annual Meeting shall be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE SEVEN INDIVIDUALS TO THE
BOARD OF DIRECTORS

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

The independent registered public accounting firm of Grant Thornton LLP audited the consolidated financial statements of the Company for the year ended June 30, 2007. The Audit Committee of the Company’s Board of Directors has also determined to engage Grant Thornton LLP as the Company’s independent accountants for the year ending June 30, 2008 and to audit the Company’s financial statements for that year. At the direction of the Board of Directors, this appointment is being presented to the stockholders for ratification or rejection at the Annual Meeting. If the stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider its selection of Grant Thornton LLP to serve as our independent registered public accounting firm and will make another proposal to the stockholders with respect to the appointment of independent accountants for the year ending June 30, 2008.

We expect that a representative of Grant Thornton LLP will be present at the meeting and will be given an opportunity to make a statement if they desire to do so. We also expect that the representative will be available to respond to appropriate questions from stockholders.

Fees paid to Grant Thornton LLP

Grant Thornton LLP served as our Independent Registered Accountant for the fiscal years ended June 30, 2007 and June 30, 2006. Grant Thornton LLP provided services in the following category and amount:

	2007	2006
Audit Fees(1)	$332,315	$415,829
Audited Related Fees(2)	$30,539	$55,730
Tax Fees	$-	$-
All Other Fees	$-	$-

(1)
Represents the aggregate fees billed for professional services rendered for the audit and/or reviews of the Company’s financial statements and in connection with the Company’s regulatory filings or engagements. Also includes services related to consents for registration statements filings.

(2)
Represents fees for audit-related services for research and consultation on various issues including the conversion of promissory notes, private placements and other related services. Also includes certain services related to the Company’s acquisitions.

There were no non-audit related services rendered to the Company by Grant Thornton in fiscal 2006 and 2007. While the Audit Committee has not established formal policies and procedures concerning pre-approval of audit or non-audit services, the Company’s executive officers and the Committee have agreed that all audit and non-audit services by the Company’s independent accountants will be approved in advance by the Audit Committee. The establishment of any such formal policies or procedures in the future is subject to the approval of the Audit Committee. One-hundred percent of the services provided under the caption “Audit Related Fees” were approved by the Audit Committee.

The affirmative vote of the holders of a majority of the common stock present in person or represented by proxy at the meeting will be required to ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MANAGEMENT

Directors

The following table sets forth the names, ages and titles of each member of the Board of Directors of the Company:

Name	Age	Position and Office
Richard E. Gathright	53	Chairman of the Board, Chief Executive Officer and President; Director
Wendell R. Beard	80	Director
Steven R. Goldberg	56	Director
Nat Moore	56	Director
Larry S. Mulkey	64	Director
C. Rodney O’Connor	72	Director
Robert S. Picow	52	Director

Set forth below are the names of all directors of the Company, all positions and offices with the Company held by each person, the period during which each has served as such, and the principal occupations and employment of such persons during at least the last five years:

Mr. Gathright has been Chief Executive Officer and President of the Company since November 2000, a Director since March 2001 and Chairman of the Board since November 2002. He is responsible for the management of all business affairs of the Company, reporting directly to the Board of Directors. He was an advisor on operational and financial matters to the senior management of several domestic and international energy companies from January 2000 through October 2000. From September 1996 to December 1999, he was President and Chief Operating Officer of TransMontaigne Inc., a Denver-based publicly owned company providing logistical services to major energy companies and large industrial customers; a Director from April 1995 to December 1999; Executive Vice President from April 1995 to September 1996; and from December 1993 to April 1995 was President and Chief Operating Officer of a predecessor of TransMontaigne. From 1988 to 1993, he was President and Director of North American Operations for Aberdeen Petroleum PLC, a London-based public company engaged in international oil and gas operations, also serving on its Board of Directors. Prior to joining Aberdeen, he held a number of positions in the energy industry in the areas of procurement, operations and management of oil and gas assets.

Mr. Beard has served as a Director of the Company since July 2001. He retired from Ryder System, Inc. in June 1994 after 17 years of service, the last three years of which he served as Executive Vice President, responsible for corporate public relations, advertising, government relations, special events and the Ryder Foundation. From August 1989 to June 1991, he served as Senior Vice President and from August 1987 to August 1989 as Vice President. From 1977 to 1984, he was Vice President of Corporate Development for Truck Stops Corporation of America, a Ryder subsidiary. He has served on the Executive Committee of the American Trucking Associations, and for the past 16 years has been an advisor to the Truck Rental and Leasing Association. He is a Director of the Doral County Club in Miami; a Director of Baptist Health South Florida, a healthcare and hospital corporation; and a member of the Orange Bowl Committee. Mr. Beard is a noted speaker to the trucking industry, business and civic groups. He is the father of Robert W. Beard, the Company’s Senior Vice President, Marketing & Sales and Investor Relations Officer.

Mr. Goldberg has served as a Director of the Company since July 2005. He currently is President of Goldhammer Advisory LLC, specializing in M&A and corporate finance matters, located in Coral Gables, Florida. He was previously CEO of Coral Gables based Sunbelt Diversified Enterprises LLC, a privately owned holding company that acquires and oversees the operations of various small cap companies in diverse industries. Prior to joining Sunbelt in 2006, he was Senior Vice President, Arrow Air II LLC, after having previously served as Chief Financial Officer of its affiliate Arrow Air, Inc., a Miami-based cargo airline with related logistics and leasing entities. Prior to joining Arrow Air in 2004, he was a partner at Maplewood Partners LP, a private equity firm based in Coral Gables, Florida. Mr. Goldberg served with Ryder System, Inc. and its subsidiaries for 12 years, from 2000 to 2001 and from 1987 to 1998, in positions including Senior Vice President of Corporate Finance, Vice President of Corporate Development, and Vice President and Treasurer of Ryder System, Inc.; and Chief Financial Officer of Ryder Transportation Services. From 1998 to 2000 he was Senior Vice President, Corporate Development of Republic Services, Inc., an environmental services company. Prior to joining the Ryder group, Mr. Goldberg held positions in the finance departments of Squibb Corporation and J.E. Seagram & Sons, Inc., having started his career at Manufacturers Hanover Trust in New York. He is a lecturer in finance at the undergraduate School of Business, University of Miami, as well as a guest lecturer at the Graduate School of Business in the area of mergers and acquisitions. Mr. Goldberg currently serves as Chairman of the Company’s Audit Committee.

Mr. Moore has served as a Director of the Company since May 2006. He currently is the President of Nat Moore & Associates Inc., an event management company located in Miami, and is the founder of The Nat Moore Foundation, a charitable organization that provides needed assistance to inner city organizations supporting sports teams and scholarships. A former professional football player with the Miami Dolphins, Mr. Moore is also the Director of Special Project, Alumni Affairs, for Miami Dolphins Limited and serves as Director of Pro Bowl Youth Clinics for the National Football League’s Special Events, and did the same for the Super Bowl Youth Clinics for 18 years. He also appears as a Color Analyst for the Miami Dolphins Preseason Games on WFOR TV 4 and the University of Florida, Breakfast with the Gators, football game broadcasts, and as a sidelines reporter on Sports Talk Radio AM790, The Ticket, for the Miami Dolphins. He also has been a Color Analyst for Miami Hurricanes football broadcasts. Mr. Moore is a 13-year veteran of the Miami Dolphins football team and was the ninth inductee into the Miami Dolphins Ring of Honor. Mr. Moore currently serves on the Board of Directors of several other organizations, including Sun Trust Bank N.A., the Nat Moore Foundation, the Orange Bowl Committee, and the South Florida Golf Foundation. He currently serves as a member of the Company’s Audit Committee, Chairman of the Compensation Committee and Chairman of the Nominating and Corporate Governance Committee.

Mr. Mulkey has served as a Director of the Company since November 2002. He currently is the CEO and President of Mulkey & Associates, Inc., which provides consulting services specializing in transportation and logistics, business strategy, and real estate. He retired from Ryder System, Inc. in 1997 after 31 years of service, the last five years as President of Worldwide Logistics and as a member of the executive committee. Mr. Mulkey has served as a board and/or committee chairman in numerous organizations, including the American Trucking Association, and was the 1997 recipient of the Distinguished Service Award of the Council of Logistics Management which is the highest honor in the logistics industry. He currently serves as a Director of Cardinal Logistics Management, Inc., a private logistics and transportation company. Mr. Mulkey currently serves as a member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Mr. O’Connor has served as a Director of the Company since July 1999. Mr. O’Connor previously assisted in the reorganization and refinancing of the Company, and is its largest stockholder today. He is the Chairman of Cameron Associates, Inc., a financial communications firm he founded in 1976. Prior to 1976, he served in numerous positions over a 20-year period in the investment industry with Kidder Peabody and Bear Stearns. Mr. O'Connor serves as a Director of Fundamental Management Corporation, a private fund management company whose partnerships hold an investment in the Company. He also was a founder and Director of Atrix Laboratories, Inc., a publicly traded specialty pharmaceutical company focused on advanced drug delivery which was sold in 2004.

Mr. Picow has served as a Director of the Company since March 2001. He served as Chairman of Cenuco Inc. (which has subsequently changed its name to Lander Co. Inc. and now to Ascendia Brands, Inc.), a public communications technology company, from April 2004 until its merger with Lander Co. Inc. Mr. Picow has served as a member of the board of directors of Cenuco (and now Ascendia) since July 2003, and as chief executive officer of the Cenuco Wireless division since 2005. From June 1996 to August 1997, he served as the Vice Chairman of Brightpoint, Inc., a publicly traded communications company, and was its President from June 1996 until October 1997. In 1981, Mr. Picow founded Allied Communications, Inc., the pioneer U.S. wireless electronics distributorship, serving 16 years as its Chairman, Chief Executive Officer and President until the 1996 merger of Allied and Brightpoint. Since May 2001, he has served as a Director of Fundamental Management Corporation, a private fund management company whose partnerships hold an investment in the Company. He also is a Director of Infosonics Corporation, a multinational telecommunications company, American Telecom Services, Inc., a provider of internet phone and prepaid long distance communications services, and serves on the Board of Trustees for the Children’s Place at Homesafe. Mr. Picow currently serves as a member of the Company’s Compensation Committee and its Nominating and Corporate Governance Committee.

Executive Officers

The following table sets forth the name and age of each of our executive officers, indicating all positions and offices presently held with the Company:

Name	Age	Position and Offices
Richard E. Gathright	53	Chairman of the Board, Chief Executive Officer and President
Robert W. Beard	53	Senior Vice President, Marketing & Sales and Investor Relations Officer
Timothy E. Shaw	43	Senior Vice President, Information Services & Administration and Chief Information Officer
Michael S. Shore	39	Chief Financial Officer, Senior Vice President and Treasurer
Paul C. Vinger	37	Senior Vice President, Corporate Planning and Fleet Operations
E. Wayne Wetzel	60	Senior Vice President, Lubricants
Gary G. Williams	51	Senior Vice President, Commercial Operations
L. Patricia Messenbaugh	43	Vice President, Finance & Accounting and Chief Accounting Officer

Mr. Gathright has been Chief Executive Officer and President of the Company since November 2000, a Director since March 2001 and Chairman of the Board since November 2002. He is responsible for the management of all business affairs of the Company, reporting directly to the Board of Directors. For a detailed description of Mr. Gathright’s business experience, see “Management - Directors.”

Mr. Beard (Robert W.) has been Senior Vice President, Marketing & Sales and Investor Relations Officer of the Company since December 2006, responsible for all marketing and sales operations, and for investor relations; and from July 2005 to December 2006, he was Vice President, Corporate Development and Investor Relations Officer of the Company responsible for product line strategy and development, and for vendor and public relations. He was employed by Cendian Corporation, a chemical logistics subsidiary of Eastman Chemical Company, as Group Director of Client Development and Sales Support from 2004 to July 2005; and as Director of Business Marketing from 2001 to 2004. He was Senior Manager, Field Marketing for Ryder System, Inc. from 1994 to 2001. From 1986 to 1994, he was the Vice President of Marketing for Comdata Corporation. From 1985 to 1986, he was Manager of Vendor Relations for First Data Resources, a Division of American Express Travel Related Services Company. Mr. Beard also was employed by Ryder Systems from 1977 to 1985, serving in a number of positions including Manager, Vendor Relations, and as a General Manager and a Controller in its Truckstops of America Division. He is the son of Wendell R. Beard, a member of the Company’s Board of Directors.

Mr. Shaw has been Senior Vice President, Information Services & Administration and Chief Information Officer since December 2006, responsible for all information systems management and corporate administration; and from April 2006 to December 2006, he was Vice President, Information Systems Services and Chief Information Officer. From 1999 to April 2006 he was the Vice President of Information Services with Neff Corporation/Neff Rental LLC headquartered in Miami, one of the country’s largest construction rental companies. From 1998 to 1999, he served as Director, Retail and Distribution Systems for Fruehauf Trailer Services in St. Louis, MO. From 1997 to 1998, he was Manager, Service Center Mechanization, for Southwestern Bell in St. Louis. From 1994 to 1997, he was Manager, Information Systems with Aggregate Equipment in East Peoria, IL. From 1991 to 1994, he was Systems Engineer with Electronic Data Systems (EDS) in Troy, MI. From 1981 to 1991, he was a Manufacturing Engineer and Area Supervisor for McDonnell Douglas Corp. in St. Louis. Mr. Shaw has an extensive background in IT leadership, process engineering, business operations, implementing enterprise resource solutions, storm disaster recovery planning, public company IT systems Sarbanes-Oxley 404 implementation and compliance, and the integration of acquisitions.

Mr. Shore has been Chief Financial Officer, Senior Vice President and Treasurer of the Company since February 2002. He also was the Corporate Secretary from February 2002 to September 2005. Prior to joining the Company, he was CEO and President of Shore Strategic and Financial Consulting, providing financial and management services to corporate clients in the United States and Latin America. From 1998 to 2000, he served as Director Finance/Controller for the North American Zone Operations of Paris-based Club Mediterranee. From 1996 to 1998, he was Vice President of Finance/Controller for Interfoods of America, Inc., the largest Popeye’s Fried Chicken & Biscuits franchisee. From 1994 to 1996, he was the Manager of Accounting and Financial Reporting for Arby’s, Inc. Mr. Shore began his professional career in 1990 with Arthur Andersen & Company where he became a Senior Auditor. Mr. Shore has a diverse background in leading growth oriented public companies in mergers/acquisitions, capital formations, finance, treasury and accounting.

Mr. Vinger has been Senior Vice President, Corporate Planning and Fleet Operations of the Company since November 2002 and Vice President, Corporate Planning and Fleet Operations for the Company since August 2001, managing all fleet operations and fuel delivery functions, and additionally responsible for corporate planning and analysis; and from December 2000 to August 2001, he was Director of Corporate Planning. He was Senior Analyst of Corporate Planning and Finance for TransMontaigne Inc. from September 1998 to December 2000, responsible for operations and acquisitions analyses and the management of supply scheduling and product allocations. From 1997 to 1998, he was a Manager of Terminal Operations for TransMontaigne responsible for petroleum product and chemical terminals. From 1994 to 1997, he was a Research Associate for E. I. DuPont. From 1991 to 2001, Mr. Vinger served to the rank of Captain in the United States Military.

Mr. Wetzel has been Senior Vice President, Lubricants, of the Company since October 2005. From the acquisition of H & W Petroleum Company, Inc. (“H & W”) in October 2005 to December 2006, he was also the President and Chief Operating Officer of H & W. Prior to that time and since 1980, he was the President and Chief Executive Officer of H & W, of which he was also the co-founder in 1974. Under Mr. Wetzel’s leadership, H & W came to be recognized as one of the top ten distributors in the ExxonMobil (Lubricant) Network of Distributors. From 1974 to 1980, he served in various operating, sales and management positions with H & W. From 1966 to 1974, Mr. Wetzel served in positions of increasing responsibility with Harkrider Distributing Company, Inc. (“HDC”) an entity related to H &W by some common shareholder ownership. He became the Executive Vice President of HDC in 1979, a position that he also held after the formation of H & W and until the acquisition of the operating assets of HDC by H & W in September 2005. During his career, Mr. Wetzel has served on numerous lubricant industry advisory boards and councils, including the National Lubricants Distributors Advisory Council. He also served three years in the U. S. Army, including one tour in Vietnam with the First Air Calvary.

Mr. Williams has been Senior Vice President, Commercial Operations of the Company since February 2001. Since December 2006 he is responsible for product procurement and for inventory and price management, and prior to that time for marketing and sales and product procurement. From 1995 to February 2001, he was Vice President of Marketing for the supply, distribution and marketing subsidiary of TransMontaigne Inc., managing wholesale marketing functions in the Mid-Continent, Southeast and Mid-Atlantic and serving on that company’s senior risk management committee. From 1987 to 1995, he was Regional Manager for Kerr-McGee Refining Corporation, responsible for unbranded petroleum product sales in its southeastern United States 11-state marketing region. Mr. Williams was employed by Kenan Transport Company as its Tampa Assistant Terminal Manager from 1986 to 1987. He was General Manager of Crum’s Fuel Oil Service from 1980 to 1986.

Ms. Messenbaugh has been the Company’s Chief Accounting Officer and Principal Accounting Officer since October 2007 and its Vice President of Finance & Accounting since April 2007. Prior to joining the Company, Ms. Messenbaugh served as Director-Assistant Corporate Controller for NationsRent, Inc., a SEC reporting construction distribution company in Fort Lauderdale, from 2005 to 2006. From 2003 to 2005 Ms. Messenbaugh served as Corporate Controller of Workstream, Inc., a publicly traded software application service company. From 2001 to 2003 she was the Senior Corporate Accountant for publicly traded Mayors Jewelers Inc. From 1992 to 2000 Ms. Messenbaugh served with Interim Healthcare, Inc. and Interim Services, Inc., now known as Spherion Inc., a publicly traded company, where she last held the position of Senior Financial Analyst. From 1989 to 1991 she was a Financial Analyst for publicly traded, NationsBank, now known as Bank of America. She began her career with KPMG. Ms. Messenbaugh is a Certified Public Accountant and holds a Bachelors degree in Computer Science and a MBA degree, both from Oral Roberts University, Tulsa, Oklahoma.

CORPORATE GOVERNANCE

Independence

After considering all of the relevant facts and circumstances, the Company’s Board of Directors has determined that each of Messrs. Goldberg, Moore, Mulkey and Picow is independent from our management and qualifies as an “independent director” under the NASDAQ listing standards. This means that, in the judgment of the Board of Directors, none of those directors (1) is an officer or employee of the Company or its subsidiaries or (2) has any direct or indirect relationship with the Company that would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. As a result, the Company has a majority of independent directors as required by the NASDAQ listing standards.

Code of Business Conduct

The Company has adopted a Code of Business Conduct that applies to all of the Company’s employees, including its senior financial officer and Chief Executive Officer, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and NASDAQ listing standards. Accordingly, the Code of Business Conduct is designed to deter wrongdoing, and to promote, among other things, honest and ethical conduct, full, timely, accurate and clear public disclosures, compliance with all applicable laws, rules and regulations, the prompt internal reporting of violations of the Code of Business Conduct, and accountability. The Company’s Code of Business Conduct is available on the Company’s website at www.mobilefueling.com. To access our corporate governance materials, click on “Investors” and then click on “Corporate Governance.”

Meetings and Committees of the Board of Directors

During the fiscal year ended June 30, 2007, the Board of Directors held five (5) meetings and took action by unanimous written consent twelve (12) times. No incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he served on the Board of Directors, and (ii) the number of meetings of committees of the Board of Directors held during the period he served on such committees.

The standing committees of the Board of Directors are as follows: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating and Corporate Governance Committee.

Audit Committee. Messrs. Goldberg, Moore and Mulkey currently serve on the Audit Committee, which met four (4) times during the fiscal year ended June 30, 2007. Each member of the Audit Committee is independent as defined in the NASDAQ listing standards. The duties and responsibilities of the Audit Committee include (a) the appointment of the Company’s auditors and any termination of such engagement, including the approval of fees paid for audit and non-audit services, (b) reviewing the plan and scope of audits, (c) reviewing the Company’s significant accounting policies and internal controls and (d) having general responsibility for oversight of related auditing matters. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

The Board of Directors has determined that Mr. Goldberg qualifies as an “Audit Committee Financial Expert” as that term is defined by the Securities and Exchange Commission (the “SEC”). In addition, each member of the Audit Committee is financially literate, as required pursuant to the NASDAQ listing standards.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at http://www.mobilefueling.com. To access our corporate governance materials, click on “Investors” and then click on “Corporate Governance.”

Compensation Committee. Messrs. Moore, Mulkey and Picow currently serve on the Compensation Committee, which did not hold any meetings but took action by unanimous written consent five (5) times during the fiscal year ended June 30, 2007. Each member of the Compensation Committee is independent as defined in the NASDAQ listing standards. This Committee administers the 1996 and 2000 Stock Option Plans and has the power and authority to (a) determine the persons to be awarded options and the terms thereof and (b) construe and interpret the 1996 and 2000 Stock Option Plans. This Committee also is responsible for the final review and determination of compensation of the Chief Executive Officer and other executive officers. The compensation of executive officers other than the Chief Executive Officer generally is set by the Compensation Committee based on recommendations from the Chief Executive Officer and such other input as the Committee believes appropriate and necessary in each case.

The Compensation Committee has the authority to retain and terminate compensation consultants or other experts to assist the Committee in the evaluation of the Chief Executive Officer, his compensation or the compensation of any of the other executive officers. The Company has never engaged any compensation consultants or similar firms.

The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at http://www.mobilefueling.com. To access our corporate governance materials, click on “Investors” and then click on “Corporate Governance.”

Nominating and Corporate Governance Committee. Messrs. Moore, Mulkey and Picow currently serve on the Nominating and Corporate Governance Committee, which did not hold any meetings but took action by unanimous written consent one (1) time during the fiscal year ended June 30, 2007. Each member of the Nominating and Governance Committee is independent as defined in the NASDAQ listing standards.

This Committee is responsible for identifying individuals qualified to become directors of the Company, recommending to the Board of Directors director candidates to fill vacancies of the Board of Directors and to stand for election by the stockholders at the Annual Meeting of the Company, periodically assessing the performance of the Board of Directors, periodically reviewing and assessing the Company’s Code of Business Conduct, and reviewing and recommending to the Board of Directors appropriate corporate governance policies and procedures for the Company.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website at http://www.mobilefueling.com. To access our corporate governance materials, click on “Investors” and then click on “Corporate Governance.”

The Board of Directors will, as a matter of policy, give consideration to nominees for the Board that are recommended by stockholders. A stockholder who wishes to recommend a nominee should direct his or her recommendation in writing to the Company’s Corporate Secretary at the Company’s address. Stockholder recommendations will be evaluated under the same criteria as the Board of Director recommendations. The Company must receive the required notice (as defined below) by the date set forth in the prior year’s annual proxy statement under the heading “Shareholder Proposals” in order to be considered by the Nominating and Corporate Governance Committee in connection with the Company’s next annual meeting of stockholders.

Stockholders wishing to recommend a director candidate for service on the Board of Directors may do so by providing advance written notice to the Corporate Secretary. The notice must include the following information:

As to each proposed nominee:

•	the name, age, business address and residence address;

•	the principal occupation or employment;

•	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee; and

•
any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

As to the stockholder giving notice:

•	the name and record address of such stockholder;

•	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder;

•
a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•
any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

A nominee for director should be a person of integrity and must be committed to devoting the time and attention necessary to fulfill his or her duties to the Company. The Nominating and Corporate Governance Committee will evaluate the independence of directors and potential directors, as well as their business experience, understanding of and experience in the industry, personal skills, or specialized skills or experience, relative to those of the then-current directors. The Nominating and Corporate Governance Committee also will consider issues involving possible conflicts of interest of directors or potential directors, the results of interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board of Directors, and the totality of the circumstances.

There were no nominee recommendations provided by stockholders for consideration for inclusion in this year’s proxy statement.

Director Attendance at Annual Meeting

All members of the Board of Directors are encouraged, but not required, to attend the annual meeting of stockholders. Each director attended the 2006 Annual Meeting of Stockholders held on December 8, 2006.

Communications with the Board of Directors

Stockholders who wish to communicate with the Board of Directors may do so by addressing their correspondence to the Board of Directors at SMF Energy Corporation, Attention: Corporate Secretary, 200 West Cypress Creek Road, Suite 400, Fort Lauderdale, Florida 33309. The Board of Directors has approved a process pursuant to which the Corporate Secretary shall review and forward correspondence to the appropriate director or group of directors for response.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, executive officers and persons who own more than ten percent of our Common Stock, file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Directors, officers and greater than ten percent stockholders are required by SEC rules to furnish us with copies of all ownership reports they file with the SEC.

To our knowledge, based solely on review of the copies of such reports furnished to us and representations that no other reports were required, during the period ended June 30, 2007, all required reports were timely filed.

Certain Relationships and Related Transactions

Mr. E. Wayne Wetzel, the Company’s Senior Vice President, Lubricants, was previously one of the owners of H & W Petroleum Company, Inc., which was acquired by the Company in 2005. The Company is currently indirectly obligated to Mr. Wetzel and various other former owners of H & W, including Mr. Wetzel’s spouse, Kay Wetzel, his children Quinton E. Wetzel and Peyton W. Wetzel and various members of his wife’s family, under four operating leases that expire September 30, 2010. The Company paid a total of $261,360 in rent on these leases during the fiscal year ended June 30, 2007. The properties are located in Houston, Lufkin, Freeport and Waxahachie, Texas. These leases were negotiated prior to the acquisition of H & W as part of an arm’s length transaction. The Company believes that the leases were entered into in good faith and on fair and reasonable terms.

C. Rodney O’Connor, a Director of the Company, also is Chairman of Cameron Associates, Inc., a financial consulting and investor relations public relations firm, that has provided investor relations services to the Company since 1997. During the fiscal year ended June 30, 2007, the Company paid $78,729.53 to Cameron Associates, Inc. for such services.

The Company believes that the foregoing transactions were entered into in good faith and on fair and reasonable terms that are no less favorable to the Company than those that would be available for comparable transactions in arm’s length dealings with unrelated third parties.

The Company’s Corporate Secretary, Louise P. Lungaro, became the spouse of Richard E. Gathright, the Company’s President and Chief Executive Officer during fiscal 2007. Ms. Lungaro has been employed by the Company since 2001. Even though she is not an executive officer, Ms. Lungaro’s compensation is determined by the Compensation Committee without the participation of Mr. Gathright.

The Company has a stated policy against any conflict of interest transaction in its Code of Business Conduct, which was most recently revised by the Board of Directors in March 2007. The Code of Business Conduct specifically prohibits officers, directors and employees from employment by, or investment in, any current or prospective customer, supplier or competitor of the Company. The Code of Business Conduct also prohibits acceptance of commissions, compensation or excessive gifts or entertainment from persons or firms with which the Company does or may do business, as well as any exploitation of a corporate opportunity for personal profit. Exceptions to the prohibitions on conflict of interest transactions may be made on a case-by-case basis to avoid undue hardship, such as investments made before employment or other pre-existing relationships.

The Audit Committee Charter includes a requirement for Audit Committee approval of any transaction involving the Company and a related party in which the parties’ relationship could enable the negotiation of terms on other than an independent, arm’s length basis. For these purposes, a “related party transaction” includes any transaction that is required to be disclosed pursuant to Item 404 of SEC Regulation S-K. In making any determination concerning whether to approve a related party transaction, the Audit Committee is guided by the Company’s Code of Business Conduct. The Audit Committee Charter specifically provides that the Committee shall review with management actions taken to ensure compliance with the Code of Conduct. The Charter also requires the Committee to review any conduct of executive officers or directors that is alleged to be in violation or potential violation of the Code and, in appropriate instances, grant a waiver or exception for specific individuals. The Committee has the authority to cause the Company to take remedial, disciplinary or other measures against executive officers and directors who violate the Code of Conduct and to cause the prompt public disclosure of any waiver of or change to the Code as it relates to executive officers or directors.

Copies of the Code of Business Conduct and the Audit Committee Charter are available on the Company’s website at http://www.mobilefueling.com. To access these corporate governance materials, click on “Investors” and then click on “Corporate Governance.”

Report of the Audit Committee

Management is responsible for our internal controls and the financial reporting process. Our independent auditors, Grant Thornton LLP, are responsible for performing the independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee met with management and reviewed and discussed the annual financial statements prepared by the Company and audited by Grant Thornton LLP;

2.
The Audit Committee discussed with Grant Thornton LLP the matters required by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

3.
The Audit Committee received from, and discussed with, Grant Thornton LLP the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and has discussed with Grant Thornton LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended June 30, 2007, be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Steven R. Goldberg
Nat Moore
Larry S. Mulkey

Report of the Compensation Committee

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of SMF Energy Corporation that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Form 10-K as filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Nat Moore
Larry S. Mulkey
Robert S. Picow

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during fiscal 2007 was an officer, former officer or employee of the Company or had any financial relationship with the Company other than the compensation they received for serving as independent directors of the Company. None of the Company’s independent directors is an executive officer of a public company of which one of our executive officers is a director.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of October 19, 2007 by (a) each person who beneficially owns more than five percent of our outstanding Common Stock, (b) each director or director nominee who owns any such shares, (c) the executive officers and (d) our directors and executive officers as a group:

	Common Stock Beneficially Owned (1)(2)
	Shares	Percent
Richard E. Gathright, Chairman of the Board, Chief Executive Officer and President (3)	533,250	3.54
Robert W. Beard, Senior Vice President, Marketing & Sales and Investor Relations Officer (4)	35,000	*
Timothy E. Shaw, Senior Vice President, Information Services & Administration and Chief Information Officer (5)	15,000	*
Michael S. Shore, Chief Financial Officer, Senior Vice President and Treasurer (6)	86,750	*
Paul C. Vinger, Senior Vice President, Corporate Planning and Fleet Operations (7)	78,500	*
E. Wayne Wetzel, Senior Vice President, Lubricants (8)	48,000	*
Gary G. Williams, Senior Vice President, Commercial Operations (9)	87,500	*
L. Patricia Messenbaugh, Vice President, Finance & Accounting and Chief Accounting Officer (10)	0	*
Wendell R. Beard, Director (11)	39,150	*
Steven R. Goldberg, Director (12)	28,650	*
Nat Moore, Director (13)	26,675	*
Larry S. Mulkey, Director (14)	35,525	*
C. Rodney O’Connor, Director (15)	1,142,958	7.83
Robert S. Picow, Director (16)	229,126	1.57
Triage Capital Management LP (17)	530,239	3.51
Leon Frenkel (18)	1,009,691	6.49
Periscope Partners (19)	92,466	*
Joshua Tree Capital Partners, LP (20)	943,429	6.22
Fred C. Applegate Trust, Fred C. Applegate, Trustee (21)	751,975	5.10
All directors and executive officers as a group [14 persons] (22)	2,376,084	15.21

* Less than one percent.

(1)	The address of each of the beneficial owners identified is c/o SMF Energy Corporation, 200 West Cypress Creek Road, Suite 400, Fort Lauderdale, Florida 33309.

(2)
Based on 14,556,295 shares of Common Stock outstanding. Pursuant to the rules of the Securities and Exchange Commission (the “Commission”), certain shares of Common Stock which a person has the right to acquire within 60 days of October 19, 2007 pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but not the percentage ownership of any other person.

(3)	Includes 525,000 shares issuable upon exercise of options that are presently exercisable. Excludes 75,000 shares issuable upon the exercise of options that are not presently exercisable.

(4)	Includes 35,000 shares issuable upon exercise of options that are presently exercisable. Excludes 55,000 shares issuable upon the exercise of options that are not presently exercisable.

(5)	Includes 15,000 shares issuable upon exercise of options that are presently exercisable. Excludes 75,000 shares issuable upon the exercise of options that are not presently exercisable.

(6)	Includes 85,000 shares issuable upon exercise of options that are presently exercisable. Excludes 40,000 shares issuable upon the exercise of options that are not presently exercisable.

(7)	Includes 76,000 shares issuable upon exercise of options that are presently exercisable. Excludes 40,000 shares issuable upon the exercise of options that are not presently exercisable.

(8)	Includes 48,000 shares issuable upon exercise of options that are presently exercisable. Excludes 32,000 shares issuable upon the exercise of options that are not presently exercisable.

(9)	Includes 85,000 shares issuable upon exercise of options that are presently exercisable.

(10)	Excludes 55,000 shares issuable upon the exercise of options that are not presently exercisable.

(11)	Includes 38,650 shares issuable upon exercise of options that are presently exercisable.

(12)	Includes 28,650 shares issuable upon exercise of options that are presently exercisable.

(13)	Includes 26,675 shares issuable upon exercise of options that are presently exercisable.

(14)	Includes 35,525 shares issuable upon exercise of options that are presently exercisable.

(15)	Includes 38,650 shares issuable upon exercise of options that are presently exercisable.

(16)	Includes 38,650 shares issuable upon exercise of options that are presently exercisable.

(17)
Consists of 84,032 shares issuable upon the exercise of warrants that are presently exercisable and 446,207 shares issuable upon the conversion of a senior secured convertible promissory note issued August 8, 2007. These 530,239 shares are also included in the 1,009,691 shares shown for Leonid Frenkel, though he disclaims beneficial ownership beyond his pecuniary interest therein.

(18)
Consists of 84,032 shares issuable upon the exercise of warrants that are presently exercisable and 925,659 shares issuable upon the conversion of senior secured convertible promissory notes issued August 8, 2007, including 171,233 shares issuable to Mr. Frenkel, 215,753 shares to his IRA, Pershing LLC f/b/o Leonid Frenkel IRA, 446,207 shares to Triage Capital Management, L.P. and 92,466 shares to Periscope Partners L.P. Mr. Frenkel is the Managing Member of Triage Capital LF Group LLC, the general partner of the general partner of Triage Capital Management, L.P. Mr. Frenkel is also the general partner of Periscope Partners L.P. Mr. Frenkel disclaims beneficial ownership of the Company’s securities held by Triage and Periscope except to the extent of this pecuniary interest therein.

(19)
Consists of 92,466 shares issuable upon the conversion of a senior secured convertible promissory note issued August 8, 2007. These 92,466 shares are also included in the 1,009,691 shares shown for Leonid Frenkel, though he disclaims beneficial ownership beyond his pecuniary interest therein.

(20)
Consists of 91,892 shares issuable upon the exercise of warrants that are presently exercisable and 513,699 shares issuable upon the conversion of a senior secured convertible promissory note issued August 8, 2007.

(21)
Consists of 102,956 shares issuable upon the exercise of warrants that are presently exercisable and 89,897 shares issuable upon the conversion of a senior secured convertible promissory note issued August 8, 2007.

(22)	Includes 1,065,800 shares of options that are presently exercisable. Excludes 372,000 shares issuable upon the exercise of options that are not presently exercisable.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation paid to our named executive officers for the fiscal year ended June 30, 2007 is shown in the Summary Compensation Table that follows this discussion. The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors, which is comprised of Messrs. Moore, Mulkey and Picow. As of the date hereof, in the judgment of our Board of Directors, each member of the Compensation Committee is independent as required by the NASDAQ listing standards. The following discussion and analysis by the Company, which has also been reviewed and approved by the Compensation Committee, analyzes the objectives and elements of our executive officer compensation policies and procedures for 2007.

Overall Program Objectives

The Company strives to attract, motivate, and retain high-quality executives by providing total compensation that is performance-based and competitive within the labor market in which the Company competes for executive talent. The Company’s compensation program is intended to align the interests of management with the interests of stockholders by linking pay with performance, thereby incentivizing performance and furthering the ultimate objective of improving stockholder value.

The Company, through its Compensation Committee, seeks to achieve these objectives through three key compensation elements:

•	Base salary;

•	Grants of long-term, equity based compensation in the form of stock options; and

•	Performance-based bonus.

In making compensation decisions with respect to each of these three elements of compensation, the Compensation Committee considers the competitive market for executives and the compensation levels provided by comparable companies in our industry.

The Compensation Committee does not attempt to set each compensation element for each executive within a specific range related to levels provided by industry peers. Instead, the Compensation Committee uses market comparisons as one factor— albeit a significant factor— in making compensation decisions. Other factors considered when making individual executive compensation decisions regarding each of the three key compensation elements include individual contribution and performance, reporting structure, internal pay relationships, complexity and importance of role and responsibility, leadership and growth potential. The performance of the Company overall can also be an overriding factor in making executive compensation decisions.

Elements of Compensation

Set forth below is a discussion of each element of compensation, what each element is designed to reward, the reason the Company pays each element, and how that element fits into the Company’s overall compensation philosophy.

Base Salary. The base salary for the named executive officers is intended to reflect job responsibilities, value to the Company and individual performance with respect to market competitiveness. These salaries are determined based on a variety of factors, including:

•	the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at comparable companies;

•	the expertise of the individual executive and his or her history with the Company; and

•	the competitiveness of the market for the executive’s services.

Base salary amounts are generally reviewed annually. The Compensation Committee sets the base salary level of the Company’s Chief Executive Officer, and, based on input from the Chief Executive Officer, of the other executive officers. Under the Chief Executive Officer’s employment agreement, as amended and restated in 2005, Mr. Gathright has a minimum annual base salary of $323,000, which salary may be increased if the Compensation Committee determines an increase is warranted under the circumstances. To date, the Compensation Committee has not elected to increase Mr. Gathright’s compensation above the minimum provided in his employment agreement.

None of the salaries of the other named executive officers were increased during fiscal 2007. To date, none of the salaries of any of the other named executive officers have been increased on account of their performance during fiscal 2007 or otherwise.

Long-term Incentive Compensation—Stock Options. The Company provides executive officers and other employees with long-term incentive compensation in the form of stock options. While it is the Company’s intent to provide awards on an annual basis, the decision to make any grants in a given year is typically performance based. The objective is to align compensation for executive officers over a multi-year period directly with the interests of stockholders of the Company by motivating and rewarding the creation and preservation of long-term stockholder value. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the executive officers and the goals of the compensation program.

Stock options produce value for executives only if our stock price increases over the exercise price, which is equal to the Fair Market Value (as determined under the Plan) of a share of stock on the Grant Date. Also, through vesting and forfeiture provisions, stock options serve to encourage executive officers to remain with the Company. Stock options grants are often made to executive officers and other employees in connection with new hires or promotions and, from time to time, as part of a broad series of grants to officers and key employees generally. There is, however, no specific time of year at which regular grants to executive officers or other existing employees are made. The most recent broad series of grants to employees, including executive officers, was made in October of 2007. Automatic grants are also made each quarter to members of the Board of Directors as compensation for service as directors.

Bonuses - Discretionary Cash Bonuses: The Company’s compensation program also provides for consideration of a discretionary cash bonus if the Committee believes that bonuses are justified under the circumstances. In making its judgment as to whether to give a discretionary cash bonus to an individual executive officer, the Committee considers the Company’s financial performance and the individual’s performance, as assessed by the Committee, with input from the Chief Executive Officer and, occasionally, other named executive officers, except as to any individual’s own performance or compensation. The objective of the Company’s cash bonus program is to compensate individuals based on the achievement of specific goals and achievements. Some of these goals or achievements may be specified prior to the period during which performance is evaluated but, generally speaking, there are no pre-established objective goals by which a cash bonus is to be measured. In most cases, cash bonuses are based upon a subjective analysis of performance and achievements that, in the Committee’s view, correlate closely with the growth of long-term stockholder value. Historically, the Committee has granted cash bonuses to executive officers only in rare circumstances based on extraordinary performance or achievements. As the Company’s overall performance improves in the future, however, the Committee expects that the frequency and the amount of cash bonuses will increase commensurately.

In making a determination as to whether to grant discretionary cash bonuses to named executive officers other than the Chief Executive Officer, the preliminary determination as to bonuses is typically based upon the recommendation of the Chief Executive Officer combined with the Committee’s assessment of each officer’s performance and, if individual goals are set at the beginning of the year, the achievement of those performance goals. The subjective assessments of the Committee and the Chief Executive Officer allow bonus decisions to take into account each named executive officer’s individual performance and unique contributions during the year. The bonus can then be adjusted up or down depending on the level of achievement of the individual’s objective performance goals, if any.

As noted above, the Compensation Committee has not generally set individual performance goals for the Chief Executive Officer or other individual named executive officers at the beginning of the fiscal year for purposes of calculating entitlement to base salary increases, discretionary cash bonuses or incentive compensation such as stock options. As the Company’s performance improves in the future, however, the Committee may elect to establish such individually tailored goals at the beginning of a fiscal year for purposes of measuring performance and determining compensation at year-end. In establishing any such performance objectives, the Committee would seek to provide incentives that would reward exceptional performance of job responsibilities, leadership, innovation, collaboration, the successful completion of particular projects, and other activities critical to creating long-term value for stockholders. The Compensation Committee does not utilize any objective overall Company performance goals for the year in determining whether to pay the Chief Executive Officer a cash bonus other than the bonus pool described below.

Mandatory Bonus Pool. Under the Chief Executive Officer’s employment agreement, as amended and restated in 2005, 10% of the Company’s pretax profits must be set aside in a bonus pool. That agreement provides that, in addition to and not as a replacement for any discretionary bonus payments and incentive compensation such as that described above, the Chief Executive Officer shall participate in an annual management incentive bonus pool equal to ten percent (10%) of the Company’s pre-tax earnings. If the Company does not achieve positive pre-tax earnings for any fiscal year, no bonus pool is established for that year. If there is a bonus pool, it is allocated among the Chief Executive Officer and such other officers of the Company as recommended by the Chief Executive Officer and approved by the Committee. While the Committee, in its sole discretion, determines the allocation of funds among the eligible participants, the agreement requires that the entire bonus pool be allocated each year. The agreement also requires the Company to pay any allocation made to the Chief Executive Officer within ninety days after the end of the fiscal year.

In light of the Company’s financial performance, no bonus pool has ever been created nor have any allocations from such a pool ever been made to Mr. Gathright or any other officer under the agreement.

The Compensation Committee intends to review the Company’s financial performance annually to determine whether it is appropriate to initiate the payment of regular annual bonuses to executive officers in addition to the mandatory bonus plan created by Mr. Gathtright’s employment agreement. In addition, the Committee plans to review both the annual bonus program and the long-term incentive program on an annual basis to ensure that the key elements of each program continue to meet the objectives previously discussed.

Compliance with Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s Chief Executive Officer and four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the $1 million deduction limit if certain requirements are met. While the Company has never paid compensation to an executive officer in an amount that would trigger the statute, the Compensation Committee nevertheless seeks, to the extent practicable, to design the components of compensation so that these requirements are met and full deductibility under Section 162(m) is allowed. The Compensation Committee believes, however, that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Compensation Committee may from time to time approve elements of compensation for certain officers that are not fully deductible under Section 162(m).

Perquisites and Other Personal Benefits. The Company does not provide named executive officers with any significant perquisites or other personal benefits.

Retirement Plans. The Company does not provide any of its executive officers with pension benefits, deferred compensation or other similar plans other than a tax qualified 401(k) defined contribution plan in which an executive officer may be able to participate on the same terms as those generally offered to other employees. However, executive officers are currently prohibited from participating in the 401(k) defined contribution plan due to plan qualification rules that affect highly compensated employees.

Health and Insurance Benefits. The Company provides no health or insurance benefits to executive officers other than those generally offered to salaried employees. The executive officers are eligible to participate in Company-sponsored benefit programs on the same terms and conditions as those generally made available to salaried employees. Basic health benefits, life insurance, disability benefits and similar programs are provided to ensure that all employees have access to healthcare and income protection for themselves and their family members.

Process for Determining Executive Officer Compensation

In setting the amounts of each component of an executive officer’s compensation and considering their overall compensation package, the Committee considers the following factors:

Benchmarking. For executive officers, the Committee may consider the level of compensation paid to individuals in comparable executive positions of other similar companies of comparable size, such as small to midsize trucking, fueling and lubricants distribution companies. The Compensation Committee believes that these companies are the most appropriate for comparison because they are representative of the types of companies with which we compete to recruit and retain executive talent. In some cases, the Compensation Committee may review data on salary, annual cash incentive bonuses and equity compensation, as well as total compensation, from such other companies. In most cases, however, considering the Company’s limited resources and the rare situations in which salary increases or cash bonuses are considered, the information considered by the Committee has been limited to comparable salary information paid by a small group of competitors or comparable local businesses.

Internal Equity. The Compensation Committee considers the salary level for each executive officer and each position in overall management in order to reflect not only their relative value to the Company but also the market demand for the particular skills of the executive officer. In many cases, because of the burdens placed on public companies after the Sarbanes-Oxley Act of 2002, the market demand for executives with particular skills, such as information systems management and accounting, may be a greater consideration than their relative value to the Company’s business.

Individual Performance. The Compensation Committee considers the individual responsibilities and performance of each named executive officer. For the executive officers other than the Chief Executive Officer, the Compensation Committee’s evaluation is partially based on the Chief Executive Officer’s assessment of that individual’s performance. In the case of the Chief Executive Officer, the Compensation Committee alone judges his job performance.

Fiscal Year Ended June 30, 2007 Decisions. The Compensation Committee did not establish any objective performance goals for the Company’s individual executive officers for fiscal 2007 against which their entitlement to increased base salaries, discretionary cash bonuses or other incentive compensation, such as stock options, could be measured quantitatively at the end of fiscal 2007. Notwithstanding the Company’s overall financial performance, the Committee did, however, determine that, in light of the paucity of cash bonuses and other incentive compensation in recent years, it was necessary and appropriate to grant stock options to named executive officers and certain other employees in October of 2007. The Compensation Committee granted a total of 238,000 stock options to officers and other key employees whose performance has, in the Committee’s judgment, materially benefited the Company. The number of stock options awarded to the various executive officers other than the Chief Executive Officer was determined by the Committee after consultation with the Chief Executive Officer.

The Compensation Committee made these stock option grants on October 8, 2007, including grants to three of the named executive officers. All of the options granted to the named executive officers were unvested ten year incentive stock options with an exercise price of $1.28 per share which is equal to the Fair Market Value (as determined under the Plan ) of a share of stock on the Grant Date, vesting over three years, with forty percent vesting each of the first two years after the grant date and twenty percent vesting after the third year. Richard Gathright received 75,000 options and Paul Vinger and Michael Shore each received 40,000 options.

The Compensation Committee has determined not to establish any objective performance criteria for the executive officers for fiscal 2008 other than the mandatory bonus pool established by the Chief Executive Officer’s employment agreement.

Summary Compensation

The following table provides information concerning total compensation earned or paid to the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers of the Company for services rendered to the Company for the fiscal year ended June 30, 2007. These five officers are referred to as the named executive officers in this proxy statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa-tion ($) (2)	Total ($)
Richard E. Gathright, Chairman of the Board, CEO and President	2006	323,000	-0-	-0-	10,139	-0-	-0-	12,000	345,139

Michael S. Shore, CFO, Senior V.P. and Treasurer	2006	175,000	-0-	-0-	10,139	-0-	-0-	12,000	197,139

Paul C. Vinger, Senior V.P., Corporate Planning and Fleet Operations	2006	148,000	-0-	-0-	10,139	-0-	-0-	12,000	170,139

E. Wayne Wetzel, Senior V.P., Lubricants	2006	203,846	-0-	-0-	85,164	-0-	-0-	8,561	297,571

Gary G. Williams, Senior V.P., Commercial Operations	2006	148,000	-0-	-0-	10,139	-0-	-0-	12,000	170,139

(1)
The amounts in this column reflect the aggregate grant date fair value under SFAS 123(R) of awards made during the fiscal year ended June 30, 2007. The assumptions we use in calculating these amounts are discussed in Note 2 - Summary of Significant Accounting Policies on Stock-Based Compensation to the Consolidated Financial Statements of SMF Energy Corporation as filed with the SEC on Form 10-K on September 28, 2007.

(2)	The amounts in this column reflect the annual automobile allowance.

Grants of Plan-Based Awards

There were no grants of plan-based awards made during fiscal year ended June 30, 2007 to the named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to outstanding stock options held by the named executive officers as of the fiscal year ending June 30, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard E. Gathright, Chairman of the Board, CEO and President	500,000 15,000	0 10,000	0	1.50 1.45	12/21/2010 10/12/2014	0	0	0	0

Michael S. Shore, CFO, Senior V.P. and Treasurer	60,000 15,000	0 10,000	0	1.07 1.45	2/12/2012 10/12/2014	0	0	0	0

Paul C. Vinger, Senior V.P., Corporate Planning and Fleet Operations	1,000 50,000 15,000	0 0 10,000	0	1.50 1.50 1.45	12/28/2010 9/24/2011 10/12/2014	0	0	0	0

E. Wayne Wetzel, Senior V.P., Lubricants	16,000	64,000	0	3.60	10/1/2015	0	0	0	0

Gary G. Williams, Senior V.P., Commercial Operations	60,000 15,000	0 10,000	0	1.50 1.45	2/28/2011 10/12/2014	0	0	0	0

Option Exercises and Stock Vested

During the fiscal year ended June 30, 2007, no amounts were received by the named executive officers upon exercise or vesting of stock options.

Potential Payments Upon Termination of Employment or Change in Control

The Company has no agreements with any of its named executive officers or with any other person that would require the Company to make any payments or provide any other consideration in the event of a transaction or other event resulting in a change in control of the Company.

Chief Executive Officer. The Company entered into an employment agreement (the “Agreement”) with Richard E. Gathright, its Chief Executive Officer, on October 26, 2000, pursuant to which Mr. Gathright serves as Chief Executive Officer and President of the Company. That Agreement had a term of three years, commencing on October 26, 2000. On September 25, 2003, the Company and Mr. Gathright amended the terms of the Agreement extending it from three to four years and increasing his annual base salary to $323,000. On September 23, 2004, the Company and Mr. Gathright extended the term of the Agreement until October 31, 2005. In March 2005, the Agreement was amended and restated and further extended to February 28, 2006, and providing for automatic one year extensions thereafter unless either party gives notice of intent not to renew prior to such extension. As amended and restated, the Agreement provides for a minimum annual base salary of $323,000, participation, with other members of management, in a bonus program whereby up to 10% of the Company’s pretax profits will be set aside for bonus payments, and the grant of 500,000 options to purchase shares of the Company’s Common Stock at a price of $1.50 per share. By its terms, Mr. Gathright’s employment agreement is automatically renewed on an annual basis.

However, the Company may terminate Mr. Gathright’s employment agreement at any time and for any reason. If the Agreement is terminated by the Company without cause, Mr. Gathright shall be due a severance payment equal to the greater of all base salary payable through the remaining term of the Agreement or eighteen months base salary. At the end of fiscal 2007, the greater amount would be the eighteen months salary, or $484,500. The agreement provides that the severance payment, which may be paid in a lump sum or ratably over the term on which the payment was calculated, as the Company elects, is subject to the limitations on severance payments imposed by the American Jobs Creation Act of 1986 and Section 409A of the Internal Revenue Code. Those limits would generally require that the $484,500 cannot be paid to Mr. Gathright until six months after the termination of his employment. The agreement provides, however, that if Mr. Gathright’s severance payments are so deferred, however, he will not be bound by the post-employment restrictions on non-competitive employment during the period of time that no payments are made, provided, however, that the Company has the option of electing, at the time of termination, to pay Mr. Gathright an amount equal to his salary for such six month period, or $161,500, in exchange for his being immediately bound by the non-competition covenant. Because the Agreement provides that such an election by the Company also causes the maximum severance benefit payable to Mr. Gathright to be reduced to twelve months base salary rather than eighteen months base salary, the maximum amount of cash payments that would be made to Mr. Gathright after a termination for cause would remain at $484,500. If the agreement is terminated for cause, Mr. Gathright will not be entitled to the severance payments specified in the Agreement. Termination of the agreement on account of Mr. Gathright’s death or disability is treated as a termination without cause so the severance payment would be $484,500 in either event.

Mr. Gathright’s agreement also provides that he is entitled to receive certain severance benefits upon a termination without cause for the same period of time for which he is entitled to severance payments, though severance benefits may not be paid in a lump sum like severance payments. In particular, Mr. Gathright would be entitled to receive, at the Company’s expense, health insurance, an automobile allowance and all other employee benefits for a period of eighteen months after a termination without cause. If it is assumed that the Company’s cost for the health insurance averages $1,500 per month over the eighteen month period, that Mr. Gathright’s automobile allowance remains at the current level of $1,000 per month specified in the agreement, that his reimbursement for continuing education expenses are $1,000 per year and that his entitlement to other miscellaneous employee benefits does not exceed $2,500 per year, then the value of the severance benefits to Mr. Gathright for the eighteen month period would be $51,250.

These estimate of the value of Mr. Gathright’s severance payments and severance benefits upon a termination without cause are “forward looking statements” which may prove to be inaccurate because they are based upon assumptions that may not prove to be correct. While the Company believes that all of those assumptions are reasonable and does not believe that it has not made any other assumptions other than those expressly stated above, stockholders and others should not rely on the accuracy of any forward looking statements in making a decision with respect to the purchase or sale of the Company’s securities or how to vote their shares of the Company’s stock.

E. Wayne Wetzel. When the Company acquired H & W Petroleum Company, Inc. in October 2005, it entered into an employment agreement with E. Wayne Wetzel, who was the President and former owner of H & W prior to the acquisition, to continue in that role and to serve as Senior Vice President of Lubricants for the Company. The five year agreement provides for an annual salary of $200,000 and a $700 monthly car allowance. Under the agreement, the Company may not terminate Mr. Wetzel’s employment before September 30, 2008 except for cause. While the Company may terminate Mr. Wetzel’s employment without cause after that date, if such termination occurs before September 30, 2010, the Company must engage him as a consultant to the Company for at least one (1) year after the termination at rate of $200 per hour for at least 20 hours per week, or $208,000. During the consulting period, Mr. Wetzel would continue to participate in the Company’s health insurance plan, or comparable COBRA benefits, for the same cost that he would pay if he were still an employee of the Company. Accordingly, the Company believes that the total payments due to Mr. Wetzel upon a termination of his employment by the Company without cause at the end of fiscal 2007 would have been approximately $491,875, comprised of $250,000 for unpaid salary through September 30, 2008, $10,500 in automobile allowance through that date, $208,000 for consulting services, $20,250 in health insurance contributions (based on an average employer contribution of $750 during the 27 month period ending September 30, 2009) and $3,125 in miscellaneous employee benefits (based on annual cost of $2,500 over the 15 month period ending September 30, 2008). Of that amount, however, $208,000 would only be paid if Mr. Wetzel in fact provides the consulting services or the Company declines to accept such services.

As the term of Mr. Wetzel’s agreement passes, the amount payable for a termination without cause declines. For example, as of December 31, 2007, the total amount payable will have declined to $381,825, including $208,000 for consulting services rendered or declined by the Company.

Under the agreement, if Mr. Wetzel’s employment is terminated by the Company prior to September 30, 2008, because of disability, the Company would be required to engage him as a consultant for six months after termination on the same terms described above, for a total estimated cost of $104,000. If Mr. Wetzel dies prior to that date, the agreement provides that his estate is to receive at least $100,000 in proceeds from a Company supplied insurance policy on his life, the cost of which is included in the $2,500 in miscellaneous benefits described above.

Michael S. Shore. By letter agreement dated February 7, 2002, the Company and Mr. Shore agreed to his employment as the Company’s Chief Financial Officer and Senior Vice President at an initial base salary of $125,000 per annum. The letter agreement also provides that the Company will give Mr. Shore six months notice prior to terminating his employment without cause and that Mr. Shore will give a corresponding six month notice to the Company prior to any resignation. As of the end of fiscal 2007, Mr. Shore’s base salary was $175,000. The Company therefore estimates its liability for terminating Mr. Shore’s employment at the end of fiscal 2007 would have been no greater than $97,750, comprised of a maximum of $87,500 for six months salary, $6,000 in auto allowance, $3,000 in employer health insurance contributions (based on an average of $500 per month over a 6 month period) and $1,250 in miscellaneous employee benefits (based on a $2,500 annual estimate of such benefits). Mr. Shore’s entitlement to such payments and compensation would, however, require him to continue to provide services as a full time employee for the six month period unless the Company declines to accept those services.

Other Named Executive Officers. While the other two named executive officers, Gary Williams and Paul Vinger, have not entered into any written agreements with respect to the termination of their employment by the Company, it is the Company’s understanding that they intend to abide by an informal agreement with respect to notice of termination substantially identical to the agreement between Mr. Shore and the Company. Accordingly, the Company estimates its liability for terminating either Mr. Vinger’s or Mr. Williams’ employment at the end of fiscal 2007 would have been no greater than $84,250, comprised of a maximum of $74,000 for six months salary, $6,000 in auto allowance, $3,000 in employer health insurance contributions (based on an average of $500 per month over a 6 month period) and $1,250 in miscellaneous employee benefits (based on a $2,500 annual estimate of such benefits). Like Mr. Shore, either of these officers’ entitlement to such payments and compensation would, however, require the officer to continue to provide services as a full time employee for the six month period unless the Company declines to accept those services.

NON-EMPLOYEE DIRECTOR COMPENSATION

The Company compensates each non-employee director with a director’s fee of $2,000 per quarter. In addition, the Company’s directors are reimbursed for any out-of-pocket expense incurred by them for attendance at meetings of the Board of Directors or committees thereof. Because Mr. Goldberg serves as Chairman of the Audit Committee, he receives an additional fee of $4,000 per quarter. Because Mr. Moore serves as Chairman of the Compensation and Nominating and Corporate Governance Committees, he receives additional fees of $2,500 and $1,500 per quarter, respectively, for serving as Chairman of these committees.

Each non-employee who served as a member of the Company’s Board of Directors as of May 10, 2001, the effective date of the Directors Plan, and each non-employee who is elected or otherwise appointed as one of the Company’s directors thereafter, received a fully vested option to purchase 20,000 shares of stock at an exercise price which was equal to the Fair Market Value (as determined under the Plan) of a share of stock on the Grant Date. In addition, on the last day of each fiscal quarter while the Directors Plan is in effect, each non-employee director receives an additional grant of an option to purchase 1,500 shares at an exercise price which is equal to the Fair Market Value (as determined under the Plan) of a share of stock on the Grant Date. Prior to March 31, 2007, the grant was 725 shares. Further, in accordance with the Directors Plan, additional options may be granted to non-employee directors from time to time on a discretionary basis.

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee Directors during the fiscal year ended June 30, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (2)	Total ($)
Wendell R. Beard	24,000 (3)	0	6,503	0	0	521	31,024
Steven R. Goldberg	24,000 (4)	0	6,503	0	0	198	30,701
Nat Moore	14,000 (5)	0	6,503	0	0	0	20,503
Larry S. Mulkey	8,000	0	6,503	0	0	386	14,889
C. Rodney O’Connor	8,000	0	6,503	0	0	0	14,503
Robert S. Picow	8,000	0	6,503	0	0	0	14,503

(1)
The amounts in this column reflect the aggregate grant date fair value under SFAS 123(R) of awards made during the fiscal year ended June 30, 2007. The assumptions we use in calculating these amounts are discussed in Note 2 - Summary of Significant Accounting Policies on Stock-Based Compensation to the Consolidated Financial Statements of SMF Energy Corporation as filed with the SEC on Form 10-K on September 28, 2007. The aggregate number of outstanding option awards for each director as of June 30, 2007, was as follows: Mr. Beard - 37,150 options; Mr. Goldberg - 27,150 options; Mr. Moore - 25,175 options; Mr. Mulkey - 34,025 options; Mr. O’Connor - 37,150 options; and Mr. Picow - 37,150 options.

(2)	This column represents reimbursable out-of-pocket expenses incurred in connection with activities as a Director.

(3)	Includes a $4,000 payment per quarter for management consultation and oversight duties.

(4)	Includes a $4,000 payment per quarter for duties as the Chairman of the Audit Committee.

(5)	Includes a $2,500 payment per quarter for duties as the Chairman of the Compensation Committee and a $1,500 payment per quarter as Chairman of the Nominating & Corporate Governance Committee.

Securities Authorized for Issuance under Equity Compensation Plans

EQUITY COMPENSATION PLAN INFORMATION AT JUNE 30, 2007

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1996 Employee Stock Option Plan - 65,952 2000 Employee Stock Option Plan -1,454,400(1) (2) 2001 Directors Stock Option Plan - 316,650	$ $ $	5.11 1.82 1.74	-0- 235,703 33,350	(2)
Equity compensation plans not approved by security holders	Not Applicable	Not Applicable		Not Applicable
Total	1,837,002		$1.92	269,053

(1)
Under the 2000 Plan, 1,000,000 shares of Common Stock are reserved for issuance upon the exercise of options, with the amount reserved being increased each year by ten percent of the total shares subject to the 2000 Plan at the end of the previous calendar year.

(2)
Reflects an adjustment of 4,442 options available for issuance as of June 30, 2007 from the number previously reported due to the cancellation of options of a terminated employee and a correction attributable to prior period exercises.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

STOCKHOLDER PROPOSALS

Stockholders interested in presenting a proposal for consideration at our 2008 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Securities and Exchange Act of 1934, as amended, and our Bylaws. Shareholder proposals must be submitted, in writing, to the Corporate Secretary of the Company at 200 West Cypress Road, Suite 400, Fort Lauderdale, Florida 33309. To be eligible for inclusion in our proxy statement and form of proxy relating to the meeting, our Corporate Secretary must receive shareholder proposals no later than June 23, 2008. If the date of the 2008 Annual Meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the December 8, 2007 Annual Meeting, any such proposals must be submitted no later than the close of business on the later of the 90th day prior to the 2008 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You can obtain a copy of the Company’s Bylaws by writing to the Corporate Secretary at the address stated above.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

By Order of the Board of Directors

LOUISE P. LUNGARO
Secretary

Ft. Lauderdale, Florida
October 26, 2007

SMF ENERGY CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors
For The Annual Meeting of Stockholders on December 7, 2007

The undersigned hereby appoints Richard E. Gathright and Michael S. Shore, and each of them as proxies, each with full power of substitution and authorizes them to represent and to vote as designated on the reverse side of this form, all the shares of Common Stock of SMF Energy Corporation held of record by the undersigned on October 19, 2007, at the Annual Meeting Stockholders to be held on December 7, 2007, at 9:00 a.m. local time at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida, or any adjournment or postponement of such meeting.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED HEREIN.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

SMF ENERGY CORPORATION

December 7, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible!

ê Please detach along perforated line and mail in the envelope provided ê

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SOWN HERE ☒

1. ELECTION OF DIRECTORS: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: m WENDELL R. BEARD m RICHARD E. GATHRIGHT m STEVEN R. GOLDBERG m LARRY S. MULKEY m C. RODNEY O’CONNOR m ROBERT S. PICOW m NAT MOORE
2. THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS SMF ENERGY CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
☐    FOR             ☐   AGAINST           ☐ ABSTAIN

3. IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
☐    FOR             ☐   AGAINST           ☐ ABSTAIN

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED WITHIN THE UNITED STATES.

INSTRUCTION: To withhold authority to vote for any for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here.m

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder:___________________Date:__________	Signature of Stockholder:__________________Date: __________

NOTE:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.